EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Michael Baehr VP of Corporate Communications & Investor Relations Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com

WFI REPORTS SECOND QUARTER 2006 RESULTS

Q2 Revenues and Operating Margins Improve Sequentially

SAN DIEGO, CA, AUGUST 8, 2006—WFI (NASDAQ: WFII), today reported results for the second quarter of fiscal 2006.  Revenues for the second quarter were $86.2 million, up from $83.9 million in the first quarter of 2006.  Loss from continuing operations in accordance with GAAP was $0.4 million or $0.01 per share (diluted), which includes $0.8 million of a stock compensation charge related to the Company’s adoption of SFAS No. 123R in January of 2006.  The Company’s income from continuing operations before income taxes of $0.2 million was reduced by a $0.6 million tax provision, resulting in the $0.4 million loss from continuing operations.  The Company’s effective tax provision of over 300 percent is due primarily to the non-deductibility of certain permanent tax items.   On a non-GAAP basis, excluding the impact of the stock compensation charge, and assuming a normalized statutory tax rate of approximately 40 percent, EPS was approximately $0.01 for the quarter.  Comparatively, GAAP income from continuing operations was $2.5 million or $0.03 per share (diluted) in the second quarter of fiscal 2005.  Net loss for the quarter was $0.6 million, or $0.01 per share (diluted), which includes a loss from discontinued operations of $0.2 million, or breakeven per share, compared to net income of $3.3 million or $.04 per share (diluted) in the second quarter of fiscal 2005, which includes income from discontinued operations of $0.8 million or $0.01 per share (diluted).

Revenues in the second quarter of 2006 of $86.2 million reflect a reduction from second quarter revenues of $95.3 million in 2005.  The decline between comparative periods was primarily caused by reduced revenues of $5.6 million in WFI’s carrier business, substantially driven by reduced international revenues and reduced revenues of $2.8 million in WFI’s enterprise business.  The reduction in the Company’s carrier business revenues from the prior year was related to the impact of the completion of a large program in Europe, and the slower than expected ramp up of an ongoing large national program in the United States.  The reduction in the company’s enterprise business was driven primarily by management change issues the Company experienced in the first quarter which have now been addressed.  A slight year over year decline of $0.7 million in the Company’s Government business was the result of a change in mix of revenues.

“WFI’s business is significantly different today than it was this same period a year ago as we transition the Company,” said Eric DeMarco, president and CEO of WFI.  “Since last year, we have divested and sold our higher risk deployment operations in Latin America, and we have satisfied the earn-out obligations related to the enterprise acquisitions WFI made a few years ago.  These are notable milestones WFI has completed.  Additionally, during the past year, we’ve experienced continued industry consolidation which has drastically changed the playing field by basically reducing the number of our customers by half.  Our second quarter results reflect the continued impact of this challenging environment we have experienced since last year, but also demonstrate the gradual momentum we are making in our transition strategy since first quarter of fiscal 2006 to address these industry issues.  For example, we’re beginning to see a gradual shift in our engineering mix to higher-margin, non-RF engineering opportunities as our IT consulting business ramps up.”

“Looking ahead, despite the challenges in our business and within the market, we believe this is an exciting time in our industry.  The Advanced Wireless Services Spectrum Auction could potentially create several promising opportunities for WFI in the second half of 2006 and beyond.  The FCC will be auctioning off spectrum that can be used to offer a variety of wireless services, including 3G mobile broadband, 4G and advanced wireless services.  We believe that WFI has already established relationships or is working with most of the major AWS auction participants, both traditional and non-traditional, and we are hopeful that a successful auction will bring new opportunities to WFI with both existing and new customers.”

“We’re also deeply committed to focusing on the potentially more profitable and higher-growth areas within our vertical markets, including: Backhaul and IP Core Network Services; Land Mobile Radio; municipal wireless network design and system integration; enterprise security systems engineering; and IT consulting and technical outsourcing for the U.S. Department of Defense.  By continuing to focus on these areas, we believe that WFI will achieve higher overall margins and profitability.   However, this transformation will take time.  Government contracts have 2-3 year development cycles, successful acquisitions which will allow WFI to grow its Government business can take a year to materialize, and the transformation to high-level engineering services and solutions is dependent on how quickly our customers adopt these new technologies.  In summary, we believe that we are making progress, we are optimistic about our future, and we will continue to execute on our business strategy.”

WFI will hold a conference call to discuss second quarter 2006 results today at 1:30 p.m. Pacific Time.  The call will be web cast over the Internet and can be accessed at WFI’s website at www.wfinet.com.

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.  WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding anticipated operating results for 2006, our shift to higher margin engineering opportunities, future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: changes in the scope or timing of the Company’s projects; changes or cutbacks in spending by the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers;  failure to successfully consummate acquisitions or integrate acquired operations;  the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006 and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including non-GAAP earnings per share, may be considered non-GAAP financial measures. WFI believes this information is useful to investors because it provides a basis for measuring WFI’s available capital resources, the operating performance of WFI’s business and WFI’s cash flow, excluding the effect of stock compensation expense and atypical tax provisions that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. WFI’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating WFI’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by WFI may not be comparable to similarly titled amounts reported by other companies.

Wireless Facilities, Inc.

Consolidated Statements of Operations

(in millions, except per share data)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005
Revenues	$86.2	$95.3	$170.1	$186.0

Cost of revenues	70.3	73.4	139.6	143.4
Stock compensation expense	0.3	—	0.7	—
Total cost of revenues	70.6	73.4	140.3	143.4
Gross profit	15.6	21.9	29.8	42.6

Selling, general and administrative expenses	15.0	17.6	30.1	34.0
Stock compensation expense	0.5	—	1.0	—
Contingent acquisition consideration	—	—	0.1	—

Operating income (loss)	0.1	4.3	(1.4)	8.6

Other income (expense), net	0.1	(0.3)	0.2	(0.2)

Income (loss) from continuing operations before income taxes	0.2	4.0	(1.2)	8.4

Provision for income taxes	0.6	1.5	0.2	3.2

Income (loss) from continuing operations	(0.4)	2.5	(1.4)	5.2
Income (loss) from discontinued operations, net of taxes	(0.2)	0.8	—	1.7

Net income (loss)	$(0.6)	$3.3	$(1.4)	$6.9

Basic earnings (loss) per common share:

Income (loss) from continuing operations	$(0.01)	$0.03	$(0.02)	$0.07
Income (loss) from discontinued operations, net of taxes	(0.00)	0.01	—	0.02

Net income (loss)	$(0.01)	$0.04	$(0.02)	$0.09

Diluted earnings (loss) per common share:

Income (loss) from continuing operations	$(0.01)	$0.03	$(0.02)	$0.07
Income (loss) from discontinued operations, net of taxes	(0.00)	0.01	—	0.02

Net income (loss)	$(0.01)	$0.04	$(0.02)	$0.09

Weighted average common shares outstanding
Basic	73.9	73.9	73.8	73.8
Diluted	73.9	74.8	73.8	75.4